Exhibit 10.2

November 16, 2007

Dear Ed,

I am pleased to offer you the position of Executive Vice President and Chief Medical Officer for Novacea effective on a mutually agreed date, and reporting to John P. Walker, CEO. As we are a dynamic organization, you may also be involved in other matters to which you can lend your expertise.

Your base compensation will be $14,583.33 per pay period (semi-monthly) which equates to $350,000.00 annualized. Your annual bonus opportunity will be up to 35% of your earned base compensation based upon company performance and individual performance objectives to be agreed upon mutually. Subject to the approval of the Board of Directors, you will be issued an option to purchase 400,000 shares of the Common Stock of the Company with vesting over four years: 25% at the end of 12 months, and then monthly thereafter. A copy of the Incentive Stock Option Agreement and the Company’s standard form of Optionee Restriction Agreement will be provided after approval by the Board.

Effective with your hire date, you will be eligible to earn twenty-one (21) Paid Time Off or PTO days, accruing every pay period and subject to a maximum balance of 37 days, as well as all company paid holidays. We are enclosing a copy of the 2007 Your Benefits overview. Please note that fringe benefits established by the Company, which currently include medical, dental, vision, life/AD&D and disability benefits, start on the first of the month following your date of hire. Eligibility for the 401(k) plan starts the first day of the following quarter after completing 30 days of employment. You should confirm the end date of health coverage from your prior employer by providing us your Certificate of Health Coverage.

Novacea will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with services rendered on behalf of Novacea, subject to you providing appropriate substantiation in accordance with Company policy.

Under immigration law, we are required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements no later than 72 hours of your start date. This offer of employment is conditioned upon satisfactory documentation.

This letter, the attached Patent, Copyright and Non-Disclosure Agreement, and such other agreements as set forth in the Employee Handbook, constitute all agreements with respect to your employment. However, Novacea may, in its sole discretion, adjust the compensation and benefits paid to you and its other employees.

Your employment is at will, which means that either you or the Company may terminate your employment at any time, with or without cause for any reason or no reason whatsoever.

Edward, we look forward to your significant contributions in this critical role, as we move forward revolutionizing the way we treat cancer, along with the opportunity to create a successful “world class” development and commercialization organization. If you accept this offer, please sign and return a copy to me with the above referenced attachments.

Sincerely,

/s/ Edward C. Albini

Edward C. Albini

Vice President and Chief Financial Officer

Attachment:

Patent, Copyright and Non-Disclosure Agreement

Accepted:	/s/ Edward F. Schnipper, MD	Date:	Nov. 26, 2007
Edward F. Schnipper, MD